Exhibit 10.1

JOHN DEERE

NON-STATUTORY STOCK OPTION
Terms and Conditions
Granted [____________] (the “Grant Date”)

These terms and conditions (“Terms”), evidence a non-statutory stock option granted by Deere & Company (the “Company”) to you pursuant and subject to the John Deere 2020 Equity and Incentive Plan (as amended for time to time, the “Plan”), which is incorporated herein by reference. Any capitalized terms that are not otherwise defined in these Terms shall have the meaning assigned to them in the Plan.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee ("Committee").

These Terms include certain restrictive covenants. If you are a resident of Illinois, you have the right to consult an attorney regarding these Terms. If you are a resident of Texas, you acknowledge that in consideration for your employment with the Company, the financial and other benefits you received from that employment, including the Stock Option (as defined below), and/or access to confidential information and/or trade secrets, you are bound by certain restrictive covenant provisions as outlined in these Terms.

(1)	Grant. On the Grant Date, the Company hereby grants to you a non-statutory stock option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Common Stock (the “Shares”) and at the Option Price per share of Common Stock set forth in your award letter, in each case subject to the adjustment set forth in section 1.6 of the Plan. The Stock Option shall become vested and exercisable according to section (2).
(2)	Vesting.
A.	Time-Based Vesting. Except as set forth in sections (2)B and (2)C, and subject to section (8), the Stock Option shall vest and become exercisable over a three-year period with (i) 34% of the Shares becoming vested and exercisable on the first anniversary of the Grant Date and (ii) 33% of the Shares becoming vested and exercisable on each of the second and third anniversaries of the Grant Date, provided that, in each case, you remain in continuous employment with the Company from the Grant Date until the applicable vesting date. Upon expiration of the Stock Option, the Stock Option shall be cancelled and no longer exercisable.
B.	Retirement. In the event of your termination of employment due to Retirement, subject to section (8), the Stock Option shall become vested and exercisable as follows:
1.	If your Retirement occurs on or before October 31 of the fiscal year in which the Grant Date occurs (the “Grant Year End”), as to a prorated number of Shares equal to 100% of the Shares subject to the Stock Option multiplied by a percentage determined by dividing (x) the number of calendar months from the Grant Date to the date of your Retirement (including the month of Retirement) by (y) 12.
2.	If your Retirement occurs after the Grant Year End, as to 100% of the unvested Shares subject to the Stock Option.
3.	In each case, such unvested portion of the Stock Option shall become vested and exercisable on the later of (i) the date of your Retirement or (ii) the date that is six months after the Grant Date. Any portion of the Stock Option that does not vest pursuant to this section (2)B shall be automatically forfeited.

For purposes of these Terms, “Retirement” shall have the meaning assigned to such term under the John Deere Pension Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Retirement shall be determined by the Company in its sole discretion, subject to compliance with applicable law.

C.	Death or Disability. In the event of your termination of employment due to Disability or due to death, subject to section (8), the unvested portion of the Stock Option shall become fully vested and exercisable on the later of (i) the date of termination of employment or (ii) in the event of your Disability, the date that is six months after the Grant Date. For purposes of these Terms,

“Disability” shall have the meaning assigned to it under the John Deere Long-Term Disability Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Disability shall be determined by the Company in its sole discretion, subject to compliance with applicable law.
D.	Other Terminations. Except as provided in sections (2)B and (2)C, and subject to section (6), if you terminate employment with the Company and its Subsidiaries before the Stock Option is fully vested, the unvested portion of the Stock Option held by you at that time shall be automatically forfeited.
E.	In addition, pursuant to section 8.8 of the Plan, the unvested portion of the Stock Option may be forfeited if you incur a suspension of employment or you are placed on a leave of absence.
(3)	Expiration.
A.Unless earlier terminated, forfeited, relinquished, or expired, the Stock Option shall expire and no longer be exercisable on the date that is 10 years after the Grant Date (the “Expiration Date”).
B.The option term specified in section (3)(A) shall terminate (and the Stock Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions apply:
1.	In the event of your termination of employment due to death, the Stock Option shall expire following the one-year period measured from the date of your death.
2.	In the event of your termination of employment due to Disability or Retirement, the Stock Option shall expire following the five-year period measured from the date of your termination of employment. In the event of your death prior to the expiration of such five-year period, the Stock Option shall remain exercisable until the later of the last day of (i) the five-year period measured from the date of your termination of employment or (ii) the one-year period measured from the date of your death.
3.	In the event of your termination of employment for any reason other than death, Disability or Retirement, the Stock Option shall terminate immediately.
(4)	Calculation. The Option Price of your Stock Option shall equal the closing price of Company Common Stock on the New York Stock Exchange at the conclusion of regular trading hours on the Grant Date.
(5)	Expenses. Commissions, fees, and other expenses connected with the exercise and sale of this Stock Option grant are payable by you. No commissions or fees are charged upon exercise if you purchase and hold the shares.
(6)	Change of Control. Unless the Committee determines otherwise prior to a Change of Control, in the event of a Change of Control, the vesting or forfeiture of the Stock Option will be subject to the terms and conditions of Article VII of the Plan.
(7)	Exercise Procedures.
A.	No portion of the Stock Option may be exercised until it vests. Each election to exercise the Stock Option with respect to all or any of the Shares must comply with such procedures as the Committee prescribes from time to time. Stock options are currently exercised through Fidelity. Information regarding the exercise process is available via the Internet at _______________ or by calling _________ in the U.S. Toll-free codes for calling from outside the U.S. can be accessed via the Internet at _______________.
B.	In order to exercise the Stock Option, you must pay the aggregate Option Price for the purchased Shares in a manner permitted under section 2.4(b) of the Plan and specified in the exercise notice on the Fidelity administration website.
C.	The obligation of the Company to deliver Shares upon exercise of the Stock Option shall be subject to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with federal, state, and foreign securities laws and regulations.

(8)	Special Forfeiture Provisions.
A.	In the event that your employment terminates due to Retirement, Disability, or with the consent of the Committee before the Stock Option is exercised, your right to vest in or exercise any portion of your outstanding Stock Option, if any, is subject to the Restrictive Covenants set forth in Attachment A. If it is determined that you have breached the Restrictive Covenants in Attachment A, your outstanding Stock Option shall automatically be forfeited. Any determination by the Committee that you breached such Restrictive Covenants shall be final, binding and conclusive.
B.	If you have attained salary grade E3 or above on or after the Grant Date, then, by accepting these Terms, you agree that the Stock Option is subject to and conditioned on the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy, the Incentive Compensation Recovery Policy, or any successor or similar policy), whether approved before or after the Grant Date (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, the Stock Option is subject to offset in the event that you have an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. No Stock Option (nor any portion thereof) shall be earned until you have met all the conditions of these Terms, and any clawback, recoupment, or forfeiture provisions of any applicable Clawback Policy have been applied.
(9)	No Stockholder Rights. You will not have any rights of a stockholder with respect to the Shares subject to the Stock Option, including, but not limited to, voting rights, until certificates for Shares have been issued upon the exercise of the Stock Option.
(10)	Withholding Taxes. The Company will take such actions as it deems appropriate to ensure that all applicable income taxes, employment taxes, social insurance, national insurance and other contributions, levies, payroll taxes, social security, payment on account obligations or other amounts (“Taxes”) required to be collected, withheld or accounted for in connection with the exercise of the Stock Option (“Withholding Taxes”) are withheld or collected from you. Upon exercise of the Stock Option, you may elect on the Fidelity administration website at ______________ how Withholding Taxes will be collected.
(11)	Severability. If all or any part of these Terms or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of these Terms or the Plan not declared to be unlawful or invalid. Any part of these Terms so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid. To the extent a court of competent jurisdiction determines that the Restrictive Covenants set forth in Attachment A are overly broad in duration or scope, the parties expressly agree that the court may modify the Restrictive Covenants so as to comply with applicable law.
(12)	Non-transferability. You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the Stock Option or rights under these Terms, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the foregoing, you may, as described in section (16), designate a beneficiary or beneficiaries to exercise your rights and receive any Shares issued or any cash paid with respect to the Stock Option upon your death.
(13)	Successors and Assigns. The Stock Option evidenced by these Terms shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
(14)	Amendment. These Terms may be amended only by a writing executed by the Company and you that specifically states that it is amending these Terms. Notwithstanding the foregoing, these Terms may be amended solely by the Committee by a writing which specifically states that it is amending these Terms, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent.

(15)	Conformity with Plan. This Stock Option was granted pursuant to Article II of the Plan and are subject to the provisions of the Plan. Any inconsistencies between these Terms and the Plan shall be resolved in accordance with the provisions of the Plan. By accepting the award, you agree to be bound by all the terms of the Plan and these Terms. The prospectus for the Plan is available at ____________. A paper copy of the prospectus is also available upon request from the Deere & Company Global Compensation, One John Deere Place, Moline, Illinois, 61265-8098 or by contacting the Executive Compensation department at __________@JohnDeere.com. The latest Deere & Company Annual Report and Proxy Statement are available electronically at www.deere.com/stock or in hard copy upon request from the Deere & Company Investor Relations.
(16)	Beneficiary. You may at any time name or change the beneficiary or beneficiaries to whom unpaid amounts under the Plan will be paid in the case of your death (to the extent the beneficiary designation is valid under applicable law). Beneficiary designations can be made at www.netbenefits.com.

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan. Please note that any Beneficiary Designation Form you made under the John Deere Omnibus Equity and Incentive Plan will not apply to benefits under the Plan.

(17)	No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall the Plan or these Terms affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time, subject to applicable law and the terms of any employment agreement between you and the Company or a Subsidiary. Nothing herein creates an employment agreement or becomes part of remuneration for purposes of determining other benefits. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.
(18)	Electronic Delivery. The Company may deliver any documents related to the Stock Option, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but are not limited to, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company in writing or by telephone. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.
(19)	Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, if you reside and/or work outside of the United States, you shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you currently reside or work or if you relocate to one of the countries included in the Country-Specific Terms and Conditions after the Grant Date, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of these Terms and are incorporated herein by reference.
(20)	Grant Acceptance. YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED AT LEAST 14 DAYS TO REVIEW AND CONSIDER THESE TERMS. YOU MUST ACCEPT THESE TERMS BY DOING SO ON THE FIDELITY ADMINISTRATION WEBSITE (_____________) PRIOR TO THE STOCK OPTION BEING EXERCISED. IF YOU DO NOT ACCEPT THE TERMS AS INSTRUCTED, THIS GRANT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION BY THE COMPANY OR THE COMMITTEE, TERMINATE AND THE STOCK OPTION SHALL BE FORFEITED.

ACCEPTANCE OF THESE TERMS CONSTITUTES YOUR CONSENT TO ANY ACTION TAKEN UNDER THE PLAN AND THESE TERMS AND YOUR AGREEMENT TO BE BOUND BY THE

COVENANTS AND AGREEMENTS CONTAINED IN ATTACHMENT A HERETO. YOU SHOULD READ ATTACHMENT A CAREFULLY BEFORE DECIDING TO ACCEPT THE AWARD OF THE STOCK OPTION. IF YOU DECIDE NOT TO ACCEPT THIS AWARD YOU WILL FORFEIT THE STOCK OPTION AND THE RESTRICTIVE COVENANTS SET FORTH IN ATTACHMENT A WILL NOT APPLY. HOWEVER, YOU WILL CONTINUE TO BE SUBJECT TO ANY RESTRICTIVE COVENANTS WITH RESPECT TO PRIOR OR SUBSEQUENT EQUITY GRANTS AND ANY OTHER RESTRICTIVE COVENANT AGREEMENTS BETWEEN YOU AND THE COMPANY. THERE WILL BE NO OTHER CONSEQUENCES AS A RESULT OF YOUR DECISION NOT TO ACCEPT THIS AWARD.